Exhibit 10.3

AquaVenture Holdings Limited

Key Executive Severance Plan

1. Purpose.  AquaVenture Holdings Limited (the “Company”) considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel.  The Board of Directors of the Company (the “Board”) recognizes, however, that, as is the case with many publicly held companies, the possibility of an involuntary termination of employment, either before or after a Change in Control (as defined in Section 2 hereof), exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.  Therefore, the Board has determined that this Key Executive Severance Plan (the “Plan”) should be adopted to reinforce and encourage the continued attention and dedication of the Company’s Covered Executives to their assigned duties without distraction.  Nothing in this Plan shall be construed as creating an express or implied contract of employment and nothing shall alter the “at will” nature of the Covered Executives’ employment with the Company or any of its direct or indirect subsidiaries (the “Company Group”).

2. Definitions. The following terms shall be defined as set forth below:
(a) “Accounting Firm” shall mean a nationally recognized accounting firm selected by the Company.
(b) “Administrator” means the Board or, if the Board delegates authority to it, the Compensation Committee or other committee of the Board.
(c) “Applicable Percentage” means 100%.

(d) “Base Salary” shall mean the annual base salary in effect immediately prior to the Date of Termination (or (x) for purposes of Section 8 only, the Covered Executive’s base salary in effect immediately prior to the Change in Control, if higher, or (y) if the Covered Executive terminates his employment for Good Reason, the Covered Executive’s base salary in effect immediately prior to the occurrence of any of the events that constitute the Good Reason for such termination, if higher).

(e) “Cause” shall mean, and shall be limited to, the occurrence of any one or more of the following events, as determined solely by the judgment of the Board:

(i) the Covered Executive's conviction of, or plea of guilty or nolo contendere to, (i) any felony or (ii) a misdemeanor involving a crime of fraud, embezzlement, dishonesty, disloyalty, moral turpitude or professional misconduct;

(ii) a material breach, non-performance or non-observance by the Covered Executive of any of the terms of any written agreement to which the Covered Executive and any member of the Company Group are parties, or the material breach, non-performance or non-observance by the Covered Executive of his or her duties to the

Company Group or any rules or written employment policies of any member of the Company Group governing employee behavior (including, without limitation, any ethics policies, codes of conduct or policies concerning substance abuse and sexual harassment) if such breach, non-performance or non-observance is not cured within a period of 30 days after written notice thereof by the Company to the Covered Executive;

(iii) a breach by the Covered Executive of any of the Restrictive Covenants;

(iv) the existence of any legal or contractual limitation on the Covered Executive’s ability to engage in the business of the Company Group that reasonably could be expected to have a materially adverse effect on the Covered Executive’s ability to attract or retain customers or perform the services to the Company Group if such limitation is not cured within a period of 30 days after written notice thereof by the Company to the Covered Executive;

(v) any act, omission or conduct by the Covered Executive which constitutes willful or gross misconduct (A) that is materially injurious to the Company Group or its business, either financially or otherwise, or (B) that materially interferes with or adversely affects the Covered Executive’s performance of, or ability to perform, his duties as an employee or officer of a member of the Company Group;

(vi) the Covered Executive’s willful failure or refusal to follow or carry out the lawful instructions of the Board, the Chief Executive Officer of the Company or the Covered Executive’s immediate supervisor or other more senior executives of a member of the Company Group with direct or indirect supervisory responsibility over the Covered Executive (other than as a result of illness or disability) concerning material duties or actions consistent with the Covered Executive’s position in a timely manner and otherwise in a manner reasonably acceptable to the Company and such failure or refusal continues for a period of 30 days after receipt of written notice from the Company describing such failure or refusal in reasonable detail;

(vii) intentional dishonesty with respect to any material matter by the Covered Executive in any communications with the Board, the Chief Executive Officer of the Company or the Covered Executive’s immediate supervisor or other more senior executives of a member of the Company Group with direct or indirect supervisory responsibility over the Covered Executive;

(viii) the Covered Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(f) “Change in Control” shall mean, and shall be limited to, the occurrence of any one or more of the following events:

(i) the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 50% or more of either (A) the then outstanding common shares of Parent (the “Outstanding Common Shares”) or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (x) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (y) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (z) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this definition of “Change in Control”; or

(ii) individuals who, as of the beginning of any consecutive two-year period constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who subsequently becomes a director of the Company and whose election, or nomination for election by the Company’s shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board, shall not be deemed a member of the Incumbent Board; or

(iii) the consummation of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (A) all or substantially all of the Persons who are the beneficial owners, respectively, of the Outstanding Common Shares and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such Person entitled to vote generally in the election of directors, as the case may be, of the Person resulting from such Corporate Transaction (including, without limitation, a Person which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Shares and the Outstanding Voting Securities, as the case may be, (B) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any Person controlled by the Company; and the Person resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock, or the combined voting power of the outstanding securities of such Person entitled to vote generally in the election of directors, as the case may be, of the Person resulting from such Corporate Transaction (including, without limitation, a Person which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly), and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors (or its equivalent) of the Person resulting from such Corporate Transaction; or

(ix) the consummation of a sale or other disposition by the Company of all or substantially all of the assets (which may include the stock of certain of its subsidiaries) of either of its Quench or Seven Seas Water operating platforms or, if the Company creates or adds additional businesses or operating platforms that are reported as separate reportable segments in Parent’s periodic filings with the United States Securities and Exchange Commission after January 1, 2019, any such additional business or operating platform.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Outstanding Common Shares or Outstanding Voting Securities, increases the proportionate number of Outstanding Common Shares or Outstanding Voting Securities beneficially owned by any person to 50% or more of the combined voting power of all of the then Outstanding Common Shares or Outstanding Voting Securities;  provided, however, that if any Person referred to in this sentence shall thereafter become the beneficial owner of any additional Outstanding Common Shares or Outstanding Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50% or more of the combined voting power of all of the then Outstanding Common Shares or Outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

(g) “Change in Control Period” shall mean the period beginning on the date of a Change in Control and ending 12 months after the date of a Change in Control.
(h) “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

(i) “Covered Executives” shall mean those executives or employees designated as such by the Administrator in its sole discretion, who are listed in Exhibit A, attached hereto, as such exhibit is amended by the Administrator from time to time, and who meet the eligibility requirements set forth in Section 4 of this Plan.

(j) “Date of Termination” shall mean the date that a Covered Executive’s employment with the Company (or any successor) ends, which date shall be specified in the Notice of Termination.  Notwithstanding the foregoing, a Covered Executive’s employment shall not be deemed to have been terminated solely as a result of the Covered Executive becoming an employee of any direct or indirect successor to the business or assets of the Company Group.

(k) “Disability” shall mean that the Covered Executive is disabled and unable to perform the essential functions of his or her then existing position or positions in the Company Group with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period.  If any question shall arise as to whether during any period the Covered Executive is disabled so as to be unable to perform the essential functions of his or her then existing position or positions with or without reasonable accommodation, the Covered Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Covered Executive or the Covered Executive’s guardian has no reasonable objection as to whether the Covered Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Plan be conclusive of the issue.  The Covered Executive shall cooperate with any reasonable request of the physician in connection with such certification.  If such question shall arise and the Covered Executive shall fail to submit such certification within a reasonable time period, the Company’s determination of such issue shall be binding on the Covered Executive.  Nothing in this provision shall be construed to waive the Covered Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq. During any period of Covered Executive’s disability during the period through the Date of Termination, the Company shall pay the Covered Executive his base salary, reduced by any payments the Covered Executive is receiving, or would be receiving if the Covered Executive had timely applied for benefits, under any applicable short-term disability and/or long-term disability plans or programs sponsored by the member of the Company Group that employs the Covered Executive.

(l) “Good Reason” shall mean that the Covered Executive has complied with the “Good Reason Process” following the occurrence of any of the following events, in each case that occurs without the Covered Executive’s express written consent:

(i) the Covered Executive has suffered a material reduction in any of the duties, authority and/or responsibilities attached to the Covered Executive’s offices and positions in the Company Group;

(ii) a material reduction in the Covered Executive’s base salary except for across-the-board salary reductions similarly affecting all or substantially all senior management employees of the Company Group; or

(iii) the Company shall require the Covered Executive to have his or her principal location of work changed to any location which is more than 25 miles from the location of the Covered Executive’s then principal place of employment.

For purposes of Section 2(l)(i), a change in the reporting relationship, or a change in a title will not, by itself, be sufficient to constitute a material diminution of responsibilities, authority or duty.

(m) “Good Reason Process” shall mean:
(i) the Covered Executive reasonably determines in good faith that a

“Good Reason” condition has occurred;

(ii) the Covered Executive notifies the Company in writing of the occurrence of such Good Reason condition within 60 days of the first occurrence of such condition, detailing such condition with specificity;

(iii) the Covered Executive cooperates in good faith with the Company’s efforts, for a period of 30 days following such notice (the “Cure Period”), to remedy the condition;
(iv) notwithstanding such efforts, such Good Reason condition continues to exist after the end of the Cure Period; and

(v) the Covered Executive terminates his or her employment and provides the Company Group with a Notice of Termination with respect to such termination, each within 30 days after the end of the Cure Period.

If the Company cures the Good Reason condition before the Covered Executive so terminates his or her employment, Good Reason shall be deemed not to have occurred.

(n) “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Plan relied upon for the termination of a Covered Executive’s employment and the Date of Termination.

(o) “Participation Agreement” shall mean an agreement between a Covered Executive and the Company that acknowledges the Covered Executive’s participation in the Plan.

(p) “Restrictive Covenants”  shall mean any confidentiality, invention assignment, non-competition or non-solicitation (whether of employees, independent contractors, customers or suppliers) or similar obligations of the Covered Executive to any member of the Company Group set forth in an agreement between a Covered Executive and a member of the Company Group.

3. Administration of the Plan.
(a) Administrator. The Plan shall be administered by the Administrator.

(b) Powers of Administrator.  The Administrator shall have all powers necessary to enable it properly to carry out its duties with respect to the complete control of the administration of the Plan.  Not in limitation, but in amplification of the foregoing, the Administrator shall have the power and authority in its discretion to:

(i) construe the Plan to determine all questions that shall arise as to interpretations of the Plan’s provisions;
(ii) determine which individuals are and are not Covered Executives, determine the benefits to which any Covered Executives may be entitled, the eligibility requirements for participation in the Plan and all other matters pertaining to the Plan;

(iii) adopt amendments to the Plan which are deemed necessary or desirable to comply with all applicable laws and regulations, including but not limited to Code Section 409A and the guidance thereunder;

(iv) make all determinations it deems advisable for the administration of the Plan, including the authority and ability to delegate administrative functions to a third party;
(v) decide all disputes arising in connection with the Plan; and
(vi) otherwise supervise the administration of the Plan.
(c) All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Covered Executives.

4. Eligibility.  All Covered Executives who have executed and submitted to the Company a Participation Agreement, and satisfied such other requirements as may be determined by the Administrator, are eligible to participate in the Plan.  Notwithstanding the foregoing, the Administrator may determine at any time that a Covered Executive should no longer be designated as such as a result of a material change in such Covered Executive’s role, and such individual shall cease to be eligible to participate in the Plan upon the Administrator taking action by resolution to update the applicable Exhibit hereto.

5. Termination Benefits Generally.  If a Covered Executive’s employment with any member of the Company Group is terminated for any reason, the member of the Company Group that employs the Covered Executive shall pay or provide to the Covered Executive (i) any Base Salary earned by the Covered Executive through the Date of Termination, unpaid expense reimbursements due to the Covered Executive (subject to, and in accordance with, the policies and requirements regarding reimbursement of expenses) and unused paid time off, if applicable, that accrued for the benefit of the Covered Executive through the Date of Termination on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination; and (ii) any vested benefits the Covered Executive may have under any employee benefit plan of any member of the Company Group through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefits”).

6. Termination upon the Executive’s Death or Disability.  If the Covered Executive’s employment with the Company Group is terminated due to his or her death or Disability, the Covered Executive or the Covered Executive’s estate, if applicable, shall receive (i) the Accrued Benefit; (ii) any vested benefits that the Executive or the Executive’s estate may be entitled to receive under any applicable equity or other plans (including the Company’s 2016 Share Option and Incentive Plan, as amended from time to time), and (iii) a prorated portion of the Covered Executive’s target bonus for the year in which the Date of Termination occurs, prorated for the portion of the year through the Date of Termination (based on the number of days elapsed).

7. Termination by the Company Without Cause, or by the Covered Executive with Good Reason, Not in Connection with a Change in Control.  If (i)  the employment of the Covered Executive is terminated by (A) any member of the Company Group without Cause, or (B) the Covered Executive for Good Reason, and (ii) such termination occurs outside of the Change in Control Period, then with respect to such Covered Executive, in addition to the Accrued Benefits, subject to the Covered Executive signing a separation agreement containing, among other provisions, a general release of claims in favor of the Company Group and related persons and entities, confidentiality, return of property, non-disparagement provisions and the other provisions set forth in Exhibit B to this Plan and such other provisions as are mutually agreed upon by the Company and the Covered Executive (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable within the time period set forth in the Separation Agreement and Release (but in no event later than 60 days after the Date of Termination) (the “Release Requirement”):

(a) the member of the Company Group that employs the Covered Executive shall pay the Covered Executive a single lump sum cash amount equal to the Covered Executive’s then current annual Base Salary and target bonus for the year in which the Date of Termination occurs;

(b) if the Covered Executive was participating in the group health plans of a member of the Company Group immediately prior to the Date of Termination and elects COBRA health plan continuation, then, subject to the Covered Executive’s copayment of premium amounts at the active employees’ rate, the member of the Company Group that employs the Covered Executive shall pay the remainder of the premiums for the Covered Executive’s participation in such group health plans pursuant to COBRA until the earliest of (i) 12 months following the Date of Termination, (ii) the expiration of the Covered Executive’s rights under COBRA, or (iii) the Covered Executive’s eligibility for group health plan coverage through other employment.  The Covered Executive shall promptly respond fully to any reasonable inquiries related to eligibility for other group health plan coverage and shall promptly report to any member of the Company Group if the Covered Executive becomes eligible for such coverage.  Notwithstanding the foregoing, if the Company determines at any time that its payments pursuant to this paragraph may be taxable income to the Covered Executive, it may convert such payments to payroll payments directly to the Covered Executive on the regular payroll dates, which shall be subject to tax-related deductions and withholdings; and

(c) notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, the Covered Executive shall be entitled to 12 months of additional vesting of all stock options and other stock-based awards held by the Covered Executive, measured from the Date of Termination. Such additional vesting shall be immediately accelerated, and the underlying option or stock-based award shall accordingly become exercisable or nonforfeitable, as of the Date of Termination; provided, that (i) the performance conditions applicable to any stock options and other stock-based awards subject to performance conditions will be deemed satisfied at the target level specified in the terms of the applicable award agreement to the extent that such awards are accelerated as provided herein, and (ii) any termination or forfeiture of the unvested portion of any stock options and other stock-based awards held by the Covered Executive that otherwise would have occurred on or within 60 days after the Date of Termination will be delayed until the 60th day after the Date of Termination

(but in no event later than the expiration date thereof) and will only occur to the extent such portion of the stock options and other stock-based awards does not vest pursuant to this section.

The amounts payable under this Section 7 shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such amounts shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

Notwithstanding the foregoing, if the Covered Executive breaches any of the Restrictive Covenants, all payments under this Section 7 shall immediately cease.

For the avoidance of doubt, a non-renewal of the Plan does not entitle any Covered Executive to the severance pay and benefits under Section 7 of the Plan.

8. Termination by the Company Without Cause, or by the Executive with Good Reason, in Connection with a Change in Control.  If (i)  the employment of the Covered Executive is terminated (A) by any member of the Company Group without Cause, death or disability or (B) by the Covered Executive for Good Reason, and (ii) such termination occurs during the Change in Control Period, then with respect to such Covered Executive, in addition to the Accrued Benefits, subject to his or her satisfaction of the Release Requirement:

(a) the member of the Company Group that employs the Covered Executive shall pay the Covered Executive a lump sum in cash in an amount equal to the Covered Executive’s target bonus for the year in which the Date of Termination occurs, prorated for the portion of the year through the Date of Termination (based on the number of days elapsed);

(b) the member of the Company Group that employs the Covered Executive shall pay the Covered Executive a single lump sum cash amount equal to the Covered Executive’s then current annual Base Salary and target bonus for the year in which the Date of Termination occurs;

(c) notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, the Applicable Percentage of the outstanding and unvested stock options and other stock-based awards held by the Covered Executive shall immediately become exercisable and vested as of the Date of Termination;  provided, that (i)  the performance conditions applicable to any stock options and other stock-based awards subject to performance conditions will be deemed satisfied at the target level specified in the terms of the applicable award agreement to the extent that such awards are accelerated as provided herein, and (ii) any termination or forfeiture of the unvested portion of any stock options and other stock-based awards held by the Covered Executive that otherwise would have occurred on or within 60 days after the Date of Termination will be delayed until the 60th day after the Date of Termination (but in no event later than the expiration date thereof) and will only occur to the extent such portion of the stock options and other stock-based awards does not vest pursuant to this section; and

(d) if the Covered Executive was participating in the group health plans of a member of the Company Group immediately prior to the Date of Termination and elects COBRA health continuation, then, subject to the Covered Executive’s copayment of premium amounts at the active employees’ rate, the member of the Company Group that employs the Covered Executive shall pay the remainder of the premiums for the Covered Executive’s participation in such group health plans pursuant to COBRA until the earliest of (i) 12 months following the Date of Termination, (ii) the expiration of the Covered Executive’s rights under COBRA, or (iii) the Covered Executive’s eligibility for group health plan coverage through other employment.  The Covered Executive shall promptly respond fully to any reasonable inquiries related to eligibility for other group health plan coverage and shall promptly report to any member of the Company Group if the Covered Executive becomes eligible for such coverage.  Notwithstanding the foregoing, if the Company determines at any time that its payments pursuant to this paragraph may be taxable income to the Covered Executive, it may convert such payments to payroll payments directly to the Covered Executive on the regular payroll dates, which shall be subject to tax-related deductions and withholdings.

The amounts payable under this Section 8 shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such amounts shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

For the avoidance of doubt, the severance pay and benefits provided in this Section 8 shall apply in lieu of, and expressly supersede, the provisions of Section 7, and no Covered Executive shall be entitled to the severance pay and benefits under both Section 7 and 8 hereof.

Notwithstanding the foregoing, if the Covered Executive breaches any of the Restrictive Covenants, all payments under this Section 8 shall immediately cease.

In addition, for the avoidance of doubt, a non-renewal of the Plan does not entitle any Covered Executive to the severance pay and benefits under Section 8 of the Plan.

9. Additional Limitation.

(a) Anything in this Plan to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by any member of the Company Group to or for the benefit of the Covered Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Covered Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Covered Executive receiving a higher After Tax Amount (as defined below) than the Covered Executive would receive if the Aggregate

Payments were not subject to such reduction.  In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code:  (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(b) For purposes of this Section 8, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise,  employment and social security taxes imposed on the Covered Executive as a result of the Covered Executive’s receipt of the Aggregate Payments.  For purposes of determining the After Tax Amount, the Covered Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes and social security at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 8(a) shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Company and the Covered Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Covered Executive.  Any determination by the Accounting Firm shall be binding upon the Company and the Covered Executive.

10. Restrictive Covenant Agreement; Arbitration.

(a) Restrictive Covenant Agreement.  As a condition to participating in the Plan, each Covered Executive shall enter into and continue to comply with the terms and conditions contained in an agreement that sets forth the Covered Executive’s Restrictive Covenants between the Covered Executive and a member of the Company Group and such other agreement(s) as designated in the applicable Participation Agreement.  If a Covered Executive has not entered into such an agreement with a member of the Company Group, he or she shall enter into such agreement prior to participating in the Plan.

(b) Arbitration Agreement.  As a condition to participating in the Plan, the applicable Participation Agreement may provide that the terms, conditions and procedures set forth in an Arbitration Agreement or similar agreement entered into between the Covered Executive and the Company shall apply in all respects to any controversies, claims or disputes arising under or related to the Plan.   If a Covered Executive has not entered into an Arbitration Agreement or similar agreement with the Company, he or she shall enter into such agreement prior to participating in the Plan.

11. Withholding. All payments made by the Company Group under this Plan shall be subject to any tax or other amounts required to be withheld by the Company Group under applicable law.
12. Section 409A.

(a) Anything in this Plan to the contrary notwithstanding, if at the time of the Covered Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Covered Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Covered Executive becomes entitled to under this Plan would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Covered Executive’s separation from service, or (ii) the Covered Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) The parties intend that this Plan will be administered in accordance with Section 409A of the Code and that all amounts payable hereunder shall be exempt from the requirements of such section as a result of being “short term deferrals” for purposes of Section 409A of the Code to the greatest extent possible.  To the extent that any provision of this Plan is not exempt from Section 409A of the Code and ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner to comply with Section 409A of the Code.  Each payment pursuant to this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A‑2(b)(2).  The parties agree that this Plan may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c) To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Covered Executive’s termination of employment, then such payments or benefits shall be payable only upon the Covered Executive’s “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) All in-kind benefits provided and expenses eligible for reimbursement under this Plan shall be provided by the Company or incurred by the Covered Executive during the time periods set forth in this Plan.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses).  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(e) The Company makes no representation or warranty and shall have no liability to the Covered Executive or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

13. Notice and Date of Termination.

(a) Notice of Termination.  A termination of the Covered Executive’s employment shall be communicated by Notice of Termination from a member of the Company Group to the Covered Executive or vice versa in accordance with this Section 12.

(b) Notice to the Company Group.  Any notices, requests, demands, and other communications provided for by this Plan shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to a Covered Executive at the last address the Covered Executive has filed in writing with a member of the Company Group, or to the Company Group at the following physical or email address (or such other address as the Company may provide by notice to the Covered Executives):

For employees of Quench USA, Inc. or any of its subsidiaries:

Quench USA, Inc.

630 Allendale Road, Suite 200

King of Prussia, PA 19406

Attention: Chief Financial Officer

e-mail:  tcbreslin@quenchonline.com

For employees of Seven Seas Water Corporation or any of its subsidiaries or affiliates (other than Quench USA, Inc.):

Seven Seas Water Corporation

14400 Carlson Circle

Tampa, FL 33626

Attention: Chief Financial Officer

e-mail:  lmuller@7seaswater.com

14. No Mitigation. The Covered Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Covered Executive by the Company under this Plan.

15. Benefits and Burdens.  This Plan shall inure to the benefit of and be binding upon the Company and the Covered Executives, their respective successors, executors, administrators, heirs and permitted assigns.  In the event of a Covered Executive’s death after a termination of employment but prior to the completion by the Company of all payments due to him or her under this Plan, the Company shall continue such payments to the Covered Executive’s beneficiary designated in writing to the Company prior to his or her death (or to his or her estate, if the Covered Executive fails to make such designation).

16. Enforceability.  The provisions of this Plan shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Plan unless such invalidity or unenforceability, after taking into account the mitigation contemplated by the next sentence, deprives a party of a material benefit contemplated by this Plan.  If any provision of this Plan, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Plan and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

17. Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Plan, or the waiver by any party of any breach of this Plan, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18. Non-Duplication of Benefits and Effect on Other Plans.  Notwithstanding any other provision in the Plan to the contrary, the benefits provided hereunder shall be in lieu of any other severance payments and/or benefits provided by the Company, including, without limitation, any such payments and/or benefits pursuant to an employment agreement or offer letter between the Company and the Covered Executive.

19. No Contract of Employment.  Nothing in this Plan shall be construed as giving any Covered Executive any right to be retained in the employ of the Company or shall affect the terms and conditions of a Covered Executive’s employment with the Company.

20. Amendment or Termination of Plan.  The Administrator may amend or modify the Plan at any time or from time to time and may terminate the Plan, which amendments, modifications or termination shall not require the consent of any Covered Executive but shall be binding on all Covered Executives and shall apply to the extent applicable without the consent of the Covered Executives; provided, however, that the consent of a Covered Executive whose benefits under the Plan are adversely affected by such amendment, modification or termination shall be required unless the Administrator determines that the amendment, modification or termination, taking into account any related actions, would not materially and adversely affect the Covered Executive’s benefits under the Plan and any related actions in the aggregate.  If the Administrator amends, modifies or terminates the Plan or the Plan is not renewed as contemplated by Section 25, the Administrator shall provide written notice to the Covered Executives of the amendment, modification, termination non-renewal of the Plan, including the details thereof.

21. Governing Law.  The law, including the statutes of limitation, of the Commonwealth of Pennsylvania shall govern this Plan, the interpretation and enforcement of its terms and any claim or cause of action (in law or equity), controversy or dispute arising out of or related to it or its negotiation, execution or performance, whether based on contract, tort, statutory or other law, in each case without giving effect to any conflicts-of-law or other principle requiring the application of the law of any other jurisdiction.

22. Obligations of Successors.  In addition to any obligations imposed by law upon any successor to the Company, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company shall expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

23. Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.
24. Legal Fees and Expenses.

(a) Except as provided in Section 24(b), each party shall pay or cause to be paid, and shall be solely responsible for, any and all attorneys’ and related fees and expenses incurred by it in connection with any dispute arising with respect to this Plan;  provided, however, that if the Covered Executive prevails in any such dispute, the Company shall reimburse the Covered Executive for any and all such reasonable fees and expenses incurred by the Covered Executive in connection with such dispute.

(b) If, within the Change in Control Period, the Covered Executive’s employment is terminated by the Company without Cause or the Covered Executive terminates his employment for Good Reason, it is the intent of the parties that the Covered Executive not be required to incur the expenses associated with the enforcement of his rights under this Plan by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Covered Executive hereunder. Accordingly, if it should appear to the Covered Executive that, after a Change in Control, the Company has failed to comply with any of its obligations under this Plan or if the Company or any other person takes any action to declare this Plan void or unenforceable, or institutes any litigation designed to deny, or to recover from, the Covered Executive the benefits intended to be provided to the Covered Executive hereunder, the Company irrevocably authorizes the Covered Executive from time to time to retain counsel of his choice, at the expense of the Company as hereinafter provided, to represent the Covered Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, shareholder or other person affiliated with the Company, in any jurisdiction. If a Change in Control has occurred, the Company shall pay or cause to be paid and shall be solely responsible for any and all reasonable attorneys’ and related fees and expenses incurred by the Covered Executive as a result of the Company’s failure to perform this Plan or any provision hereof or as a result of the Company or any person contesting the validity or enforceability of this Plan or any provision hereof as aforesaid.

25. Effectiveness and Term.  This Plan is effective as of April 14, 2019 (the “Effective Date”) and shall continue for a three-year period (the “Initial Term”), unless sooner terminated in accordance with Section 20, with such term to continue following the Initial Term for additional three-year periods, unless sooner terminated in accordance with Section 20 (each such three-year extension, a “Renewal”), subject to approval by the Administrator of each applicable Renewal.

Form of Key Executive Severance Plan Participation Letter

[DATE], 20__

[NAME]

[ADDRESS]

[ADDRESS]

[ADDRESS]

Re:  Key Executive Severance Plan

Dear [NAME],

AquaVenture Holdings Limited (the “Company”) is pleased to inform you that you have been designated as an eligible participant in the Company’s Key Executive Severance Plan, as amended from time to time (the “Severance Plan”), a copy of which (excluding Exhibit  A thereto) accompanies this letter.

Under certain circumstances, you will be eligible for certain severance benefits as described in the Severance Plan.  Any and all such severance benefits are subject to the terms and conditions of the Severance Plan.

As a condition to participate in the Severance Plan, you hereby acknowledge that the severance benefits that may be provided to you under the Severance Plan and as set forth herein will supersede and replace any severance benefit agreement, plan, policy or practice previously maintained by any member of the Company Group (as defined in the Severance Plan) that may have been applicable to you, including, without limitation, any severance benefits under any individually negotiated employment agreement, offer letter, or equity award agreement between you and any member of the Company Group.  For the avoidance of doubt, you hereby agree and acknowledge that any employment agreement or offer letter (in each case as amended) between you and any member of the Company Group be and is hereby terminated and shall have no further force or effect.  In addition, as a condition to participate in the Severance Plan, you shall enter into and comply with a new Key Executive Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement between you and one or more members of the Company Group.  Also as a condition to participate in the Severance Plan, you will devote 100% of your business time, energies, skills and attention to the business and affairs of the Company Group, provided that you may engage in other outside activities that (whether individually or in the aggregate) do not materially interfere with the fulfillment of your obligations and responsibilities to the Company Group.

Any controversy or claim arising out of or relating to the Severance Plan, the interpretation and enforcement of its terms and any claim or cause of action (in law or equity), controversy or dispute arising out of or related to the Severance Plan or your participation in the Severance Plan, whether based on contract, tort, statutory or other law, or otherwise arising out of your employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in the [for the employees of the Quench business – Philadelphia, Pennsylvania/ for the employees of the Seven Seas Water business – Tampa, Florida] metropolitan area in accordance with the Employment Arbitration Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.  Except as otherwise provided in the Severance Plan (including Section 24), the arbitrator shall award reasonable attorneys’ fees and costs to the prevailing party in any such arbitration; provided, however, that such award of attorneys’ fees and costs shall not apply to claims based on any statute, except to the extent that the statute authorizes an award of attorneys’ fees.  In the event that any person or entity other than the Covered Executive or any member of the Company Group may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  This paragraph shall be specifically enforceable. Notwithstanding the foregoing, this paragraph shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this paragraph.

To the extent that any court action is permitted consistent with or to enforce the preceding paragraph of this letter, the parties hereby consent to the jurisdiction of the courts of the [for the employees of the Quench business – Commonwealth of Pennsylvania and the United States District Court for the Eastern District of Pennsylvania/ for the employees of the Seven Seas Water business – State of Florida and the United States District Court for the Middle District of Florida].  Accordingly, with respect to any such court action, the parties (a) submit to the personal jurisdiction of such courts; (b) consent to service of process; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

Please review the information in this letter and the Severance Plan carefully.  If you have any questions regarding the letter or the Severance Plan, please contact the Company’s _________ at ________________.

To accept the terms of this letter and participate in the Severance Plan, please sign and date this letter in the space provided below and return the signed copy to the Company’s _______________ by [DATE].

AQUAVENTURE HOLDINGS LIMITED

Name:
Title:

AGREED AND ACCEPTED:

Name:
Date:

Exhibit A

Covered Executives

Individual	Title

Exhibit B

Form of Separation Agreement and Release

This Separation Agreement and Release (the “Separation Agreement”), is entered into by and among AquaVenture Holdings Limited, a business company organized under the laws of the British Virgin Islands (the “Company”),  [name the member of the Company Group that employs the Covered Executive], a __________ and wholly owned subsidiary of the Company (“Employer”), and [name the Covered Executive] (the “Covered Executive”).  This Separation Agreement is effective as of the Effective Date, as defined below.

WHEREAS, the Covered Executive is a participant in the Company’s Key Executive Severance Plan (the “Plan”);

WHEREAS, [the Company and Employer wish to terminate the Covered Executive’s employment with the Company and Employer without Cause][the Covered Executive wishes to terminate his employment with the Company and Employer for Good Reason];

WHEREAS, the execution of this Separation Agreement is a condition precedent to the payment of severance and other benefits set forth in the Plan; and

WHEREAS, in consideration for the Covered Executive’s signing of this Separation Agreement, the Company will provide the Covered Executive with severance and other benefits pursuant to the Plan;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the Company, Employer and the Covered Executive agree as follows:

1. The Covered Executive, for himself, the Covered Executive’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through the Covered Executive, if any (collectively, “Releasors”), does hereby release, waive, and forever discharge the Company, Employer and each other member of the Company Group and each of its and their respective agents, subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasors for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore have been or which hereafter may be suffered or sustained, directly or indirectly, by Releasors in consequence of, arising out of, or in any way relating to: (a) the Covered Executive’s employment with the Company, Employer or any other member of the Company Group; (b) the termination of the Covered Executive’s employment with the Company, Employer or any other member of the Company Group; (c) any employment agreement or offer letter; or (d) any events, acts, agreements or conduct occurring on or prior to the date of this Separation Agreement.  The foregoing release, discharge and waiver includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under any employment agreement or offer letter and any claims under any restricted stock or stock option or similar agreements between the Covered Executive, on the one hand, and the Company, Employer or any other member of the Company Group, on the other hand) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which any of the Releasors may claim existed with any of the Releasees.  This also includes a release of any claims for wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of the Covered Executive’s employment with the Company, Employer or any other member of the Company Group or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions.  This release and waiver does not apply to:  (i) any right to indemnification now existing under any statute, the charter or bylaws (or equivalent constituent documents) of the Company, Employer or any other member of the Company Group, or written indemnification agreement between the Covered Executive and the Company, Employer or any other member of the Company Group; (ii) any rights to the receipt of employee benefits under any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act, 29 U.S.C. § 1002(3), which vested on or prior to the date of this Separation Agreement; (iii) the right to receive severance and other benefits under the Plan; (iv) any right to employee-paid continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act, if available; and (v) any claim that cannot be waived by law.

2. The Covered Executive represents and warrants that he has been paid for all time worked and has received all the leave of absence and leave benefits and protections for which the Covered Executive was eligible.

3. Nothing contained in this Separation Agreement limits the Covered Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”).  In addition, nothing contained in this Separation Agreement limits the Covered Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including the Covered Executive’s ability to provide documents or other information, without notice to the Company, Employer or any other member of the Company Group, nor does anything contained in this Separation Agreement apply to truthful testimony in litigation.  If the Covered Executive files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on the Covered Executive’s behalf, or if any other third party pursues any claim on the Covered Executive’s behalf, the Covered Executive waives any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided that nothing in this Separation Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

4. The Covered Executive agrees never to seek personal recovery from Releasees in any forum for any claim covered by the above waiver and release language.  If the Covered Executive violates this Separation Agreement by suing Releasees, other than under the ADEA or as otherwise set forth in Section 1 hereof, the Covered Executive shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit to the extent permitted by law.

5. The provisions of the second to last paragraphs of Sections 7 and 8, Sections 3 and  9 through 24 of the Plan, the arbitration and consent to jurisdiction clauses of the Covered Executive’s participation letter,  any written indemnification agreement between the Covered Executive and the Company, Employer or any other member of the Company Group, and the Key Executive Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement between the Covered Executive and one or more members of the Company Group, shall continue in full force and effect in accordance with their terms.

6. The Covered Executive acknowledges that he must return all property of the members of the Company Group as of the Date of Termination and that the Covered Executive will not be in possession of any property of any member of the Company Group, including, but not limited to, any keys, computer disks, flash drives, credit cards, identification cards, computers, tablets, phones, blackberries or other smartphones, proprietary materials, contracts, spreadsheets, financial data, designs, business plans, vendor lists, supplier lists, and other files and documents containing confidential or proprietary information following the Date of Termination.

7. The Covered Executive shall not make any negative or disparaging statements about, or directly or indirectly take, support, encourage or participate in any action or attempted action which in any way would damage the reputation of, any of the Releasees, including but not limited to disparaging or criticizing any products or services of any of the Releasees, except as required by law.

8. The Covered Executive acknowledges and recites that:

(a)the Covered Executive has executed this Separation Agreement knowingly and voluntarily and is knowingly and voluntarily waiving any rights he has under the ADEA;

(b)the Covered Executive has read and understands this Separation Agreement in its entirety;

(c)the Covered Executive has been advised and directed in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice the Covered Executive wishes with respect to the terms of this Separation Agreement before executing it;

(d)the Covered Executive’s execution of this Separation Agreement has not been forced by any employee or agent of the Company, Employer or any member of the Company Group, and the Covered Executive has had an opportunity to negotiate about the terms of this Separation Agreement;

(e)the Covered Executive’s waiver does not apply to any rights or claims that arise after the date the Covered Executive signs this Separation Agreement;

(f)the Covered Executive has been offered twenty one (21) calendar days after receipt of this Separation Agreement to consider its terms before executing it;1 and

(g)the payment of severance pursuant to Section 7 or 8 of the Plan is consideration for the Covered Executive’s covenants and agreements set forth in this Separation Agreement and is in addition to anything of value to which the Covered Executive is otherwise entitled.

9. Except for the application of pre-emptive Federal law, the law, including the statutes of limitation, of the [Commonwealth of Pennsylvania/State of Florida] shall govern this Separation Agreement, the interpretation and enforcement of its terms and any claim or cause of action (in law or equity), controversy or dispute arising out of or related to it or its negotiation, execution or performance, whether based on contract, tort, statutory or other law, in each case without giving effect to any conflicts-of-law or other principle requiring the application of the law of any other jurisdiction.

10. The Covered Executive shall have seven (7) days from the date s/he executes this Separation Agreement to revoke his waiver of any ADEA claims by providing written notice of the revocation to the Company and Employer.  In the event of such revocation, the terms of the Plan shall govern.  This Separation Agreement shall be effective on the first business day following the expiration of such seven (7) day period (the “Effective Date”).

11. Capitalized terms not defined in this Separation Agreement have the meanings given in the Plan.
12. This Separation Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES A WAIVER AND RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  To signify their agreement to the terms of this Separation Agreement, the parties have executed this Separation Agreement on the dates set forth under their signatures, which appear below.

AQUAVENTURE HOLDINGS LIMITED

By:

1In the event the Company determines that the Executive’s termination constitutes “an exit incentive or other employment termination program offered to a group or class of employees” under the ADEA, the Company will provide the Executive with:  (1) 45 days to consider the General Release; and (2) the disclosure schedules required for an effective release under the ADEA.

[Name of Covered Executive]

Date:	Date:

[EMPLOYER]

By:

Date: